EXHIBIT 10.21

Mr. Tim Klein, President

Farmland National Beef Packers, LLP

10100 N. Executive Hills Blvd.

Suite 400

Kansas City, MO 64153

Dear Tim:

This letter agreement (“Agreement”) serves to amend and further define the terms and conditions under which Wal-Mart Stores, Inc. (“Wal-Mart”) will buy case-ready pork, beef and ground beef (collectively referred to as “Products”) from Farmland National Beef Packers, LLP (“National Beef”); and under which National Beef will produce and sell Products to Wal-Mart. The parties have entered into a vendor agreement (“Vendor Agreement”) delivered by National Beef to Wal-Mart, executed an addendum to the vendor agreement on November 28, 2000, and this Agreement will further amend the Vendor Agreement. Notwithstanding any language in the Vendor Agreement to the contrary, based on the substantial investments that will be made by the parties to market, produce and sell Products, the parties have agreed to the following commitment for the purchase and sale of Products:

I.	Term. Wal-Mart and National Beef agree that the terms and conditions of this Agreement will commence on February 1, 2001 and terminate on January 31, 2004, unless terminated earlier in accordance with the terms and conditions in Paragraph VII.

II.	Confidentiality. This Agreement and the terms and conditions herein will be kept confidential by Wal-Mart and National Beef, and neither party will provide this Agreement, or any of the terms or conditions herein, to a third party without the other party’s written approval. Notwithstanding the above, a party will not be in violation of this Agreement if the party is legally compelled to provide the information, or if the party is required to provide the information pursuant to a court order. If a party is required to provide any such information, the party will only provide the information that the party’s counsel informs the party that it is legally required to disclose. Information that is (i) in the public domain at the time of this Agreement, or (ii) that comes into the public domain through no acts or omissions of National Beef or Wal-Mart will not be deemed to be confidential pursuant to the terms of this Agreement.

III.	Production and Distribution. It is Wal-Mart’s initial intention to assign the Distribution Centers listed below to National Beef. However, if National Beef is unable to begin sales to Wal-Mart for certain categories in the year listed below, or National Beef is otherwise unable to fulfill its requirements to provide Product to an assigned Wal-Mart DC, Wal-Mart reserves the right to purchase the Product from another supplier in order to continue its execution of its business plan.

Calendar Year 2001
Wal-Mart DC	Beef	Ground Beef	Pork
Bedford, PA	Yes	No	No
Johnstown, NY	Yes	No	Yes
Winterhaven, FL	Yes	Yes	Yes
Harrisonville, MO	Yes	Yes	Yes

Calendar Year 2002
Wal-Mart DC	Beef	Ground Beef	Pork
Northeast FL	Yes	Yes	Yes

Calendar Year 2003
Wal-Mart DC	Beef	Ground Beef	Pork
Central FL	Yes	Yes	Yes
Southern CT	Yes	No	Yes

•	National Beef will be the sole supplier of that category of Products to that Distribution Center, however, if National Beef is unable to timely supply all of Wal-Mart’s demand for Product pursuant to the terms of this Agreement, Wal-Mart can buy from other suppliers any Product National Beef is unable to supply, as discussed above. As National Beef’s facilities reach full production, Wal-Mart may amend the list of Distribution Centers serviced by National Beef to accommodate the full Product volume required by this Agreement.

•	With proper handling, storage and temperature control, consistent with reasonable industry standards, Products will have a minimum shelf life of 14 days for pork, 12 days for beef, and 9 days for ground beef (shelf life commences from the date of production). These dates may be extended by mutual agreement as to individual cuts. The parties will jointly develop scheduling and delivery systems that remove costs from the process—National Beef and Wal-Mart have communication interfaces that work together to speed order delivery and accuracy as well as reduce costs.

•	Wal-Mart will provide National Beef with firm orders for Products approximately 40 hours prior to delivery to the respective Wal-Mart distribution center..

•	Wal-Mart will work with National Beef to choose Distribution Centers that will be supplied by each of the National Beef facilities in a manner that allows for Products to be delivered to the Distribution Center within twelve hours, or such longer period as mutually agreed upon by the parties, from the time the Products are shipped from the National Beef facility.

•	Wal-Mart will identify specific promotional Product for National Beef three weeks in advance of delivery, unless otherwise mutually agreed upon by the parties.

•	In addition to the guarantees made in the Vendor Agreement, National Beef guarantees that Product shipped to Wal-Mart under this Agreement will not be (i)

•	“adulterated” or “misbranded” as such terms are specifically defined in the Federal Meat Inspection Act, as amended (“Act”), or (ii) prohibited from introduction into interstate commerce as described under Part 302 or Part 325 of the Act. Wal-Mart will have no obligation to buy Product that does not conform to this guarantee.

IV.	Business Review: Pricing. Wal-Mart and National Beef will conduct quarterly reviews to insure mutual profitability and insure that both parties fully understand long and short term needs and goals for each company.

•	The prices for Product will be the yielded meat cost (raw material cost adjusted for yield) plus the standard overage, as each are described below.

•	National Beef recognizes Wal-Mart’s low-price strategy and will work diligently to provide Wal-Mart with competitive case-ready products. National Beef will work on different pricing strategies that will help ensure low cost to Wal-Mart (USDA formula pricing, hedging, 6 month pricing arrangements, National Beef average week prior sales pricing, formulation of the entire hog, formula of live market price previous week, etc.). The parties will mutually agree from time to time on which pricing strategy will be used to determine the raw material costs for producing Products under this Agreement. If the parties cannot agree on which pricing strategy to use for a given period, the parties will determine the raw material cost for each week by using the lower of: (i) National Beef’s average weekly sales pricing for such week; or (ii) the average of the top side USDA price (as quoted by USDA) for such week. National Beef will implement with Wal-Mart short term pricing opportunities and scheduling features for long or out of season product.

•	To calculate yielded meat costs National Beef will use the yield for each Product as shown on attached Exhibit A. If specifications on a Product are changed, or if a new Product is added, National Beef will calculate a yield for such Product. Credits for trimmings will be based on current market prices realized by National Beef for such trim products. To determine the per pound yielded meat cost, the value realized by National Beef in selling the trimmings is subtracted from the cost of the raw material and the amount remaining is then divided by the pounds of finished Product.

•	As of the date of this Agreement, the standard overage for each Product SKU is listed on attached Exhibit B, these overages do not include any amounts for marketing support. Over time, these overages may be adjusted by National Beef as discussed below. National Beef will adequately document the changes in its costs that require the overage change, and such overages will not be adjusted by National Beef if a cost change is not reasonably consistent with cost changes for the industry in general.

•	Major items impacting costs will be reviewed and adjusted. These items include, without limitation, yields, labor, packaging, utilities, repairs, product mix, volume, order entry timing, weigh price labeling, and transportation.

•	Costs will be reviewed and adjusted pursuant to one of the following two processes:

•	While National Beef is in the process of bringing its three facilities up to full production, costs will be based on standard estimates. Once full production is achieved, National Beef and Wal-Mart will further define standards and National Beef will be responsible for achieving those standards. New products will require overage charges and standards to be established, and changes in product specifications will require the overage charges and standards to be adjusted.

•	National Beef will update overage pricing per SKU on a quarterly basis for changes in input costs, which include without limitation; labor rates, transportation costs, utilities, repairs and depreciation.

Wal-Mart may request National Beef to weigh-price label Products for Wal-Mart. If Wal-Mart requests National Beef to weigh-price label Products, Wal-Mart agrees to maintain uniform retail pricing within National Beef plant locations so that National Beef will only need to have one price per SKU. Wal-Mart will give National Beef reasonable notice to commence or discontinue weigh-price labeling, and Wal-Mart will purchase all inventory of Products that have been produced pursuant to its prior instructions.

The pricing methodology for Products described in this section is F.O.B. National Beef’s facility, and appropriate freight will be added for delivery to Wal-Mart’s Distribution Center (the overages describe in Exhibit B do not include freight to Wal-Mart’s Distribution Centers, and the cost of such transportation will be added to the Wal-Mart invoice).

V.	Support of National Beef’s Brand. As the parties work together to provide consumers with the freshest, most attractive meat possible, Wal-Mart and National Beef will enjoy increased business volume by jointly supporting Farmland branded products.

•	If the average sales growth for the meat departments of all Wal-Mart “comp” stores (stores that have been open for at least 13 months) carrying Farmland Products, is not at least equal to the meat division’s comparable sales growth for all Wal-Mart “comp” stores, Wal-Mart may choose to move to a private label-unbranded or alternative case-ready program.

VI.	Growth Opportunities. National Beef appreciates its relationship with Wal-Mart and wants the opportunity to grow together. National Beef agrees that it will commit to reviewing capital resources for future growth in a timely manner.

•	If Wal-Mart adds additional Distribution Centers, or as Wal-Mart provides case-ready meat to consumers in new regions of the country, National Beef will be given notice of such decision by Wal-Mart and Wal-Mart will allow National

Beef to compete for the opportunity to provide production of the additional volume.

VII.	Termination. This Agreement may be terminated forthwith by either party (unless otherwise specified) upon the occurrence of any of the following, by either party giving written notice to the other party by registered or certified mail, in which event this Agreement shall terminate on the date set forth in such notice. The date of mailing said written notice shall be deemed the date on which notice of termination of this Agreement shall have been given.

(a) The other party engaging directly or indirectly in any attempt to defraud the party giving the notice.

(b) In any proceeding in bankruptcy or in reorganization or for the appointment of a receiver or trustee or any other proceedings under any law for the relief of debtors shall be instituted by or against the other party or if the other party shall make an assignment for the benefit of creditors.

(c) A breach by the other party of any of the material terms of this Agreement which breach is not remedied by the other party to the non-breaching party’s reasonable satisfaction within thirty (30) days of the other party’s receipt of notice of such breach from the non-breaching party.

(d) If control or ownership of either party is acquired directly or indirectly by a third party or if either party is merged with a third party.

(e) If either party shall be prevented by legal proceeding or injunction from performing its obligations under this Agreement, as determined by a court of competent jurisdiction. Termination will be effective upon the date that judgment is entered.

(f) If National Beef’s Farmland branded Products are involved in a recall or product safety issue involving deaths and/or numerous serious illnesses.

(g) If a National Beef plant producing Farmland Product under this Agreement experiences a withdrawal of inspection by any federal or state agency empowered with the authority to enforce such action.

VIII.	Additional Wal-Mart Expectations. National Beef agrees to meet Wal-Mart’s expectations as to the performance of this Agreement, which are:

•	98% order fill

•	98% on time deliveries

•	Production pursuant to Wal-Mart specifications of minimum shelf life of nine (9) days for pork, eight (8) days for beef, and six (6) days for ground beef remaining on sell by date of Product upon arrival at distribution center.

If National Beef does not meet Wal-Mart’s expectations, Wal-Mart may notify National Beef under Section VII(c) that National Beef is in breach of a material term of this Agreement, and National Beef will have 30 days to cure such breach. If National Beef fails to cure the breach within the 30 day period, Wal-Mart may terminate this Agreement.

IX. Waiver. The failure by National Beef or Wal-Mart to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of either party thereafter to enforce each and every such provision. No waiver shall be effective unless in writing signed by the party waiving.

Except as modified by this Agreement, or any other written agreement between the parties executed after the date of this Agreement, the sale and purchase of Products by the parties will be controlled by the terms of the Vendor Agreement and its Addendum.

If the terms and conditions outlined above accurately reflect the agreement of the parties, please execute both originals of this letter, and return one original to Wal-Mart. If you have any questions, please feel free to contact me at (501) 273-8658.

Sincerely,

/s/    Tom Coughlin

Tom Coughlin, President

Wal-Mart Stores

Farmland National Beef, LLP agrees that the terms and conditions above accurately describe the agreement of the parties, and Farmland National Beef, LLP will be bound by the terms and conditions contained herein.

By:	/s/ Tim Klein
Printed Name:	Tim Klein
Title:	President
Date:	12/12/00

[LOGO OF NATIONAL BEEF]

Exhibit “A”

The following are initial standard yields and will be under continual review.

Beef Yields

Note: These yields are currently being used for Select and Angus beef.

Product	Trim	Fat	Bone	Shrink	Cut Loss	Total	Yield
XT Chuck Clod	30.71%	0.90%		2.00%	0.19%	33.80%	66.20%
Boneless Blade Chuck	35.54%	1.45%		2.00%	0.41%	39.40%	60.60%
BI N/O Blade Chuck	13.04%	1.28%	1.87%	2.00%	0.11%	18.30%	81.70%
N/O Chuck Roll	12.82%	1.29%		2.00%	0.09%	16.20%	83.80%
Chuck Tender	7.60%			2.00%		9.60%	90.40%
BI Export Rib	10.44%	1.75%	2.79%	2.00%	0.32%	17.30%	82.70%
Lip-on Ribeye	3.80%	6.23%		2.00%	0.07%	12.10%	87.90%
Inside Skirts	23.88%	3.72%		2.00%		29.60%	70.40%
Cap Meat	13.17%	1.08%		2.00%	0.15%	16.40%	83.60%
Bnls 0x1 Strip Loin	2.90%	7.28%		2.00%	0.12%	12.30%	87.70%
0x1 Short Loin	9.16%	8.12%		2.00%	0.22%	19.50%	80.50%
Butt Tenderloin	4.62%	4.53%		2.00%	0.65%	11.80%	88.20%
Bnls Top Sirloin	16.38%	5.18%		2.00%	0.14%	23.70%	76.30%
Pld Knuckle	13.01%			2.00%	0.09%	15.10%	84.90%
Inside Round	17.85%	4.05%		2.00%	0.20%	24.10%	75.90%
Bottom Round Flat	18.05%	1.19%		2.00%	0.66%	21.90%	78.10%
Round Eye	7.26%	2.12%		2.00%	0.12%	11.50%	88.50%

Pork Yields

Product	Trim	Fat	Bone	Shrink	Cut Loss	Total	Yield
Pork Loins - Reg 14-18#	3.00%		0.75%	2.50%	0.75%	7.00%	93.00%
8/13 Tender-In CC Pork Loin	5.25%			1.22%	0.53%	7.00%	93.00%
Boston Butt 4/8#	9.01%		0.50%	2.49%		12.00%	88.00%
Pork Hocks							N/A
Pork Neckbones				2.00%		2.00%	98.00%
Spareribs, Fresh							N/A
Bnls Picnic Cbo 72% Fr							N/A

[LOGO OF NATIONAL BEEF]

EXHIBIT “B”

The following volume related overages will be applied to the beef portion of the volume for each facility until such a time that the combined volume reaches the original proposed volumes that were based on 80 stores per distribution center. The volume related overage would decline as volume increases based on the following schedule:

Pennsylvania	BEEF	PORK	GRINDS
(Bedford, PA and
Johnstown, NY)
Beef and Pork Combined
Below 450,000 lbs.	$0.69	$0.55	$0.35
450,000 to 500,000 lbs	$0.67	$0.55	$0.35
500,000 to 550,000 lbs.	$0.65	$0.55	$0.35
550,000 to 600,000 lbs.	$0.63	$0.55	$0.35
600,000 to 650,000 lbs.	$0.61	$0.55	$0.35
650,000 to 700,000 lbs.	$0.59	$0.55	$0.35
700,000 to 750,000 lbs.	$0.57	$0.55	$0.35
Over 750,000 lbs.	$0.55	$0.55	$0.35

Florida
(Winter Haven, FL)
Beef, Pork, and Grinds Combined
Below 450,000 lbs.	$0.69	$0.55	$0.35
450,000 to 500,000 lbs	$0.67	$0.55	$0.35
500,000 to 550,000 lbs.	$0.65	$0.55	$0.35
550,000 to 600,000 lbs.	$0.63	$0.55	$0.35
600,000 to 650,000 lbs.	$0.61	$0.55	$0.35
650,000 to 700,000 lbs.	$0.59	$0.55	$0.35
700,000 to 750,000 lbs.	$0.57	$0.55	$0.35
Over 750,000 lbs.	$0.55	$0.55	$0.35

Kansas
(Harrisonville, MO)
Beef, Pork, And Grinds Combined
Below 450,000 lbs.	$0.69	$0.55	$0.35
450,000 to 500,000 lbs	$0.67	$0.55	$0.35
500,000 to 550,000 lbs.	$0.65	$0.55	$0.35
550,000 to 600,000 lbs.	$0.63	$0.55	$0.35
600,000 to 650,000 lbs.	$0.61	$0.55	$0.35
650,000 to 700,000 lbs.	$0.59	$0.55	$0.35
700,000 to 750,000 lbs.	$0.57	$0.55	$0.35
Over 750,000 lbs.	$0.55	$0.55	$0.35

Based on current estimates, the anticipated total volumes and beef overages will be:

Pennsylvania	539,000 lbs.	Beef overage $0.65
Florida	670,000 lbs.	Beef overage $0.59
Kansas	489,000 lbs.	Beef overage $0.67